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                                                                      Exhibit 99
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                                                                Pamela M. Murphy
                                                             CYTOGEN Corporation
                                                                    609-987-8221

           CYTOGEN FILES SHELF REGISTRATION TO FUND POTENTIAL PRODUCT AND TECHNOLOGY ACQUISITIONS AND PRODUCT COMMERCIALIZATION PLANS


PRINCETON, N.J., MARCH 29, 1996 -- CYTOGEN Corporation (NASDAQ:CYTO) announced today that the Company has filed a shelf registration statement on Form S-3 to register 5 million shares of common stock to fund potential product and technology acquisitions and product commercialization plans. CYTOGEN has not entered into any agreements relating to the sale or exchange of the shares, and believes that its current cash position and sources of liquidity are currently sufficient to meet anticipated cash requirements into 1997.

Under the shelf registration, CYTOGEN may sell or exchange shares on a negotiated or competitive bid basis directly to other purchasers or through underwriters, dealers or agents designated from time to time, as market conditions permit. CYTOGEN plans to use these shares, as opportunities arise, in a manner and amount designed to minimize the influence which the sale or exchange of shares might have on market prices for CYTOGEN common stock.

Thomas J. McKearn, CYTOGEN's President and Chief Executive Officer, stated, "CYTOGEN's strategic plan calls for the addition of late-stage products to build our product portfolio, and the establishment of complementary strategic alliances and acquisitions to advance and expand CYTOGEN's business. The shelf registration is intended to provide CYTOGEN with the flexibility to pursue our strategic plan and build sustainable value for our stockholders."

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CYTOGEN is a biopharmaceutical company engaged in the development, manufacture and commercialization of products for the targeted delivery of diagnostic and therapeutic substances directly to disease sites. CYTOGEN has demonstrated its ability to evolve novel technology from early discovery through clinical development, regulatory approval and commercial-scale biologic manufacturing, and is focused on leveraging these core capabilities to expand and build a profitable business.